SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO § 240.13d-2

(Amendment No. 1)

LIBERTY GLOBAL PLC

(Name of Issuer)

CLASS A ORDINARY SHARES

(Title of Class of Securities)

G5480U104

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1 (b)

☐ Rule 13d-1 (c)

☐ Rule 13d-1 (d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No.	G5480U104	13G	Page 2 of 24 Pages

1	NAME OF REPORTING PERSON Warren E. Buffett
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 19,791,000 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 19,791,000 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,791,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.7%
12	TYPE OF REPORTING PERSON IN

CUSIP No.	G5480U104	13G	Page 3 of 24 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 19,791,000 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 19,791,000 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,791,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.7%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No.	G5480U104	13G	Page 4 of 24 Pages

1	NAME OF REPORTING PERSON National Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 11,412,000 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 11,412,000 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,412,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.6%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	G5480U104	13G	Page 5 of 24 Pages

1	NAME OF REPORTING PERSON GEICO Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 11,190,970 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 11,190,970 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,190,970 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.5%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No.	G5480U104	13G	Page 6 of 24 Pages

1	NAME OF REPORTING PERSON Government Employees Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Maryland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 8,075,130 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 8,075,130 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,075,130 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.0%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	G5480U104	13G	Page 7 of 24 Pages

1	NAME OF REPORTING PERSON GEICO Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Maryland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 1,752,278 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 1,752,278 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,752,278 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	G5480U104	13G	Page 8 of 24 Pages

1	NAME OF REPORTING PERSON GEICO Advantage Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 1,363,562 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 1,363,562 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,363,562 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	G5480U104	13G	Page 9 of 24 Pages

1	NAME OF REPORTING PERSON The Buffalo News Drivers/Distributors Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 27,000 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 27,000 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No.	G5480U104	13G	Page 10 of 24 Pages

1	NAME OF REPORTING PERSON BNSF Master Retirement Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 2,624,000 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 2,624,000 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,624,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%
12	TYPE OF REPORTING PERSON EP

CUSIP No.	G5480U104	13G	Page 11 of 24 Pages

1	NAME OF REPORTING PERSON Buffalo News Mechanical Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 30,000 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 30,000 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No.	G5480U104	13G	Page 12 of 24 Pages

1	NAME OF REPORTING PERSON GEICO Corporation Pension Plan Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 950,000 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 950,000 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 950,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%
12	TYPE OF REPORTING PERSON EP

CUSIP No.	G5480U104	13G	Page 13 of 24 Pages

1	NAME OF REPORTING PERSON Lubrizol Master Trust Pension
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Ohio
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 340,000 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 340,000 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 340,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON EP

CUSIP No.	G5480U104	13G	Page 14 of 24 Pages

1	NAME OF REPORTING PERSON Scott Fetzer Collective Investment Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Ohio
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 400,000 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 400,000 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 400,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON EP

CUSIP No.	G5480U104	13G	Page 15 of 24 Pages

1	NAME OF REPORTING PERSON Acme Brick Company Pension Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 395,000 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 395,000 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 395,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON EP

CUSIP No.	G5480U104	13G	Page 16 of 24 Pages

1	NAME OF REPORTING PERSON The Buffalo News Editorial Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 265,000 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 265,000 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 265,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No.	G5480U104	13G	Page 17 of 24 Pages

1	NAME OF REPORTING PERSON The Buffalo News Office Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 159,000 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 159,000 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 159,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No.	G5480U104	13G	Page 18 of 24 Pages

1	NAME OF REPORTING PERSON Precision Castparts Corp. Master Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Oregon
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 814,000 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 814,000 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 814,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON EP

CUSIP No.	G5480U104	13G	Page 19 of 24 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Consolidated Pension Plan Master Retirement Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 2,375,000 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 2,375,000 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,375,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.2%
12	TYPE OF REPORTING PERSON EP

Page 20 of 24 Pages

Item 1.

(a)	Name of Issuer

Liberty Global plc

(b)	Address of Issuer’s Principal Executive Offices

Griffin House, 161 Hammersmith Road

London, United Kingdom W68BS

Item 2(a).	Name of Person Filing:

Item 2(b).	Address of Principal Business Office:

Item 2(c).	Citizenship:

Warren E. Buffett 3555 Farnam Street Omaha, Nebraska 68131 United States Citizen	Berkshire Hathaway Inc. 3555 Farnam Street Omaha, Nebraska 68131 Delaware corporation

National Indemnity Company 1314 Douglas Street Omaha, Nebraska 68102 Nebraska corporation	GEICO Corporation One GEICO Plaza Washington, DC 20076 Delaware corporation

Government Employees Insurance Company One GEICO Plaza Washington, DC 20076 Maryland corporation	The Buffalo News Drivers/Distributors Pension Plan c/o The Buffalo News One News Plaza Buffalo, NY 14240 New York

Acme Brick Company Pension Trust c/o Acme Brick Company 3024 Acme Brick Company Fort Worth, TX 76109 Texas	GEICO Indemnity Company One GEICO Plaza Washington D.C. 20076 Maryland corporation

BNSF Master Retirement Trust c/o BNSF Railway 2650 Lou Menk Drive Fort Worth, TX 76131 Texas corporation	Buffalo News Mechanical Pension Plan c/o The Buffalo News One News Plaza Buffalo, NY 14240 New York corporation

Page 21 of 24 Pages

Lubrizol Master Trust Pension c/o The Lubrizol Corporation 29400 Lakeland Blvd. Wickliffe, Ohio 44092 Ohio corporation	Buffalo News Office Pension Plan c/o The Buffalo News One News Plaza Buffalo, NY 14240 New York corporation

Buffalo News Editorial Pension Plan c/o The Buffalo News One News Plaza Buffalo, NY 14240 New York corporation	Scott Fetzer Collective Investment Trust c/o Scott Fetzer Co. 28800 Clemens Road Westlake, OH 44145 Delaware corporation

GEICO Corporation Pension Plan Trust c/o GEICO Corporation One GEICO Plaza Washington, DC 20076 Delaware corporation	Berkshire Hathaway Consolidated Pension Plan Master Retirement Trust c/o Berkshire Hathaway Inc. 3555 Farnam Street Omaha, NE 68131 Delaware Corporation

Precision Castparts Corp. Master Trust c/o Precision Castparts Corp. 4650 SW Macadam Ave. Portland, OR 97239 Oregon corporation

Page 22 of 24 Pages

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

G5480U104

Item 3.	If this statement is filed pursuant to § 240.13d-1(b), or § 240.13d-2(b) or (c), check whether the person filing is a:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.), Berkshire Hathaway Inc. and GEICO Corporation are each a Parent Holding Company or Control Person, in accordance with § 240.13d-1(b)(1)(ii)(G).

National Indemnity Company, Government Employees Insurance Company, GEICO Indemnity Company and GEICO Advantage Insurance Company are each an Insurance Company as defined in section 3(a)(19) of the Act.

The Buffalo News Drivers/Distributors Pension Plan, BNSF Master Retirement Trust, Lubrizol Master Trust Pension, Buffalo News Mechanical Pension Plan, GEICO Corporation Pension Plan Trust, Scott Fetzer Collective Investment Trust, Acme Brick Company Pension Trust, The Buffalo News Editorial Pension Plan, The Buffalo News Office Pension Plan, Berkshire Hathaway Consolidated Pension Plan Master Retirement Trust and Precision Castparts Master Trust are each an Employee Benefit Plan in accordance with § 240.13d-1(b)(1)(ii)(F).

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially Owned

See the Cover Pages for each of the Reporting Persons.

(b)	Percent of Class

See the Cover Pages for each of the Reporting Persons.

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote

(ii)	shared power to vote or to direct the vote

Page 23 of 24 Pages

(iii)	sole power to dispose or to direct the disposition of

(iv)	shared power to dispose or to direct the disposition of

See the Cover Pages for each of the Reporting Persons.

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

See Exhibit A.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit A.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

Page 24 of 24 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 14th day of February, 2019

/s/ Warren E. Buffett
Warren E. Buffett

BERKSHIRE HATHAWAY INC.

By:	/s/ Warren E. Buffett
Warren E. Buffett
Chairman of the Board

NATIONAL INDEMNITY COMPANY, GEICO CORPORATION, GOVERNMENT EMPLOYEES INSURANCE COMPANY, GEICO INDEMNITY COMPANY, THE BUFFALO NEWS DRIVERS/DISTRIBUTORS PENSION PLAN, BNSF MASTER RETIREMENT TRUST, LUBRIZOL MASTER TRUST PENSION, THE BUFFALO NEWS MECHANICAL PENSION PLAN, GEICO CORPORATION PENSION PLAN TRUST, SCOTT FETZER COLLECTIVE INVESTMENT TRUST, ACME BRICK COMPANY PENSION TRUST, THE BUFFALO NEWS EDITORIAL PENSION PLAN, THE BUFFALO NEWS OFFICE PENSION PLAN, BERKSHIRE HATHAWAY CONSOLIDATED PENSION PLAN MASTER RETIREMENT TRUST AND PRECISION CASTPARTS CORP. MASTER TRUST

By	/s/ Warren E. Buffett
Warren E. Buffett Attorney-in-Fact

SCHEDULE 13G

EXHIBIT A

RELEVANT SUBSIDIARIES AND MEMBERS OF FILING GROUP

PARENT HOLDING COMPANIES OR CONTROL PERSONS:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

Berkshire Hathaway Inc.

GEICO Corporation

INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Indemnity Company

Government Employees Insurance Company

GEICO Indemnity Company

GEICO Advantage Insurance Company

EMPLOYEE BENEFIT PLANS IN ACCORDANCE WITH § 240.13d-1-(b)(1)(ii)(F)

The Buffalo News Drivers/Distributors Pension Plan

BNSF Master Retirement Trust

Lubrizol Master Trust Pension

Buffalo News Mechanical Pension Plan

GEICO Corporation Pension Plan Trust

Scott Fetzer Collective Investment Trust

Acme Brick Company Pension Plan

Buffalo News Editorial Pension Plan

Buffalo News Office Pension Plan

Precision Castparts Corp. Master Trust

Berkshire Hathaway Consolidated Pension Plan Master Retirement Trust

SCHEDULE 13G

EXHIBIT B

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned persons hereby agree that reports on Schedule 13G, and amendments thereto, with respect to the Class A Ordinary Shares of Liberty Global plc may be filed in a single statement on behalf of each of such persons, and further, each of such persons designates Warren E. Buffett as its agent and Attorney-in-Fact for the purpose of executing any and all Schedule 13G filings required to be made by it with the Securities and Exchange Commission.

Dated: February 14, 2019	/S/ Warren E. Buffett
Warren E. Buffett

Berkshire Hathaway Inc.

Dated: February 14, 2019	/S/ Warren E. Buffett
	By:	Warren E. Buffett
	Title:	Chairman of the Board

National Indemnity Company

Dated: February 14, 2019	/S/ Marc D. Hamburg
	By:	Marc D. Hamburg
	Title:	Chairman of the Board

GEICO Corporation

Dated: February 14, 2019	/S/ William E. Roberts
	By:	William E. Roberts
	Title:	President

Government Employees Insurance Company

Dated: February 14, 2019	/S/ William E. Roberts
	By:	William E. Roberts
	Title:	President

GEICO Indemnity Company

Dated: February 14, 2019	/S/ William E. Roberts
	By:	William E. Roberts
	Title:	President, GEICO Corporation

Acme Brick Company Pension Trust

Dated: February 14, 2019	/S/ Dennis Knautz
	By:	Dennis Knautz
	Title:	President, Acme Brick Company

GEICO Advantage Insurance Company

Dated: February 14, 2019	/S/ William E. Roberts
	By:	William E. Roberts
	Title:	President, GEICO Corporation

The Buffalo News Editorial Pension Plan

Dated: February 14, 2019	/S/ Warren Colville
	By:	Warren Colville
	Title:	President, The Buffalo News

The Buffalo News Office Pension Plan

Dated: February 14, 2019	/S/ Warren Colville
	By:	Warren Colville
	Title:	President, The Buffalo News

The Buffalo News Drivers/Distributors Pension Plan

Dated: February 14, 2019	/S/ Warren Colville
	By:	Warren Colville
	Title:	President, The Buffalo News

The Buffalo News Mechanical Pension Plan

Dated: February 14, 2019	/S/ Warren Colville
	By:	Warren Colville
	Title:	President, The Buffalo News

BNSF Master Retirement Trust

Dated: February 14, 2019	/S/ Julie Piggott
	By:	Julie Piggott
Vice President, Burlington Northern Santa Fe, LLC

Precision Castparts Corp. Master Trust

Dated: February 14, 2019	/S/ Shawn Hagel
	By:	Shawn Hagel
	Title:	Executive Vice President, Precision Castparts Corp.

Scott Fetzer Collective Investment Trust

Dated: February 14, 2019	/S/ Robert McBride
	By:	Robert McBride
	Title:	President, Scott Fetzer Co.

Lubrizol Master Trust Pension

Dated: February 14, 2019	/S/ Brian Pitts
	By:	Brian Pitts
	Title:	Vice President, The Lubrizol Corporation

GEICO Corporation Pension Plan Trust

Dated: February 14, 2019	/S/ William E. Roberts
	By:	William E. Roberts
	Title:	President, GEICO Corporation

Berkshire Hathaway Consolidated Pension Plan Master Retirement Trust

Dated: February 14, 2019	/S/ Mark D. Millard
	By:	Mark D. Millard
	Title:	Vice President, Berkshire Hathaway Inc.